Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

FIRST NATIONAL BANK OF THE GULF COAST (IN ORGANIZATION)

with and into

PANTHER COMMUNITY BANK, N.A.

under the charter of

PANTHER COMMUNITY BANK, N.A.

under the title of

FIRST NATIONAL BANK OF THE GULF COAST

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 23, 2009, between PANTHER COMMUNITY BANK, N.A. (hereinafter referred to as “PCB”), a banking association organized under the laws of the United States, being located in Lehigh Acres, Lee County, Florida, with authorized capital of $15,000,000, divided into 3,000,000 shares of common stock, each of $5.00 par value, of which 1,600,000 are issued and outstanding, surplus of $8,054,452, and undivided profits, including capital reserves, of $2,138,539, as of March 31, 2009, and FIRST NATIONAL BANK OF THE GULF COAST (IN ORGANIZATION) (hereinafter referred to as “FNB”), a banking association in organization under the laws of the United States, being located in Naples, Collier County, Florida, which upon receipt of its charter will have authorized capital of $50,000,000, divided into 50,000,000 shares of common stock, each of $1.00 par value, of which a minimum of 2,775,000 will be issued and outstanding, surplus of $24,975,000, and undivided profits, including capital reserves, of $(7,275,000) (collectively referred to as the “Parties”).

WHEREAS, the Parties desire to consummate the business combination transaction outlined in this Agreement pursuant to which FNB will merge with and into PCB (the “Merger”) in accordance with the terms and conditions hereinafter set forth;

WHEREAS, it is the intention of the Parties that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will be a tax free exchange for the shareholders of PCB and FNB.

NOW, THEREFORE, the Parties, each acting pursuant to a resolution of its board of directors, adopted by a unanimous vote of its directors present, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215a) (the “Bank Merger Act”), and intending to be legally bound hereby, have duly approved this Agreement and have directed that it be submitted to a vote of each Parties’ shareholders, in accordance with the Bank Merger Act, and agree to effect the Merger in accordance with the terms and conditions hereinafter set forth.

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time FNB shall be merged with and into PCB under the charter of PCB in accordance with the provisions of the National Bank Act. At the Effective Time, the separate existence of FNB shall cease, and PCB shall be the surviving entity resulting from the Merger (the “Surviving Bank”). The Surviving Bank shall continue to be a national association.

(b) Name and Main Office. The name of the Surviving Bank shall be “First National Bank of the Gulf Coast”. The main office of the Surviving Bank shall be located at 3560 Kraft Road, Naples, Florida 34105. All branch offices of PCB and FNB that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by Surviving Bank.

(c) Articles of Association and Bylaws. The articles of association and bylaws of the Surviving Bank immediately after the Merger shall be the articles of association and the bylaws of PCB as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable law.

(d) Directors and Executive Officers of the Surviving Bank. The directors of the Surviving Bank immediately after the Merger shall be up to eight (8) directors to be designated by PCB and up to seventeen (17) directors to be designated by FNB, which directors shall continue to serve until the expiration of their term and until such time as their successors have been elected and have qualified.

The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers set forth on Exhibit A hereto, each of whom shall serve until such time as their successors shall be duly appointed and qualified.

(e) Effect on Shares of Stock.

(i) At the Effective Time, each share of FNB Common Stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive shares of Surviving Bank Common Stock as provided in Section 2.1 below. Any shares of FNB Common Stock held in the treasury immediately prior to the Effective Time shall be retired and canceled pursuant to Section 2.1(b).

(ii) At the Effective Time, each share of PCB Common Stock issued and outstanding prior to the Merger shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive shares of Surviving Bank Common Stock as provided in Section 2.2 below. Any shares of PCB Common Stock held in the treasury immediately prior to the Effective Time shall be retired and canceled pursuant to Section 2.2(b).

(f) Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. § 215a:

(i) All assets, rights, franchises and interests of FNB in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action, as they exist as of the Effective Time of the Merger, shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by FNB immediately prior to the Effective Time; and

(ii) The Surviving Bank shall be liable for all liabilities of FNB of every kind and description, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of FNB shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of FNB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, FNB and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of FNB or otherwise to take any and all such action.

1.2	Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the “Effective Date” shall be as soon as possible after the receipt of all required regulatory approvals on such date to which the Parties may mutually agree in writing. The “Effective Time” of the Merger shall be the time specified in writing by the Office of the Comptroller of the Currency on the Effective Date.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time as of the close of business, prevailing time, at the principal offices of FNB in Naples, Florida, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to FNB and PCB the opinions, certificates and other documents required to be delivered under Article VII.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1	Conversion of Shares of FNB Common Stock.

(a) Subject to the provisions of this Agreement, each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time other than shares that are owned by shareholders who have duly effected dissenters’ rights in accordance with this Agreement and shares held in treasury by FNB shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive one (1) share of Surviving Bank Common Stock.

(b) At and after the Effective Time, each share of FNB Common Stock held in FNB’s treasury shall be canceled and retired, and no shares of Surviving Bank Common Stock, cash or other consideration shall be issued in exchange therefor.

(c) At the Effective Time, the stock transfer books of FNB shall be closed as to holders of FNB Common Stock immediately prior to the Effective Time and no transfer of FNB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 2.6 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Surviving Bank Common Stock, if any, into which FNB Common Stock represented thereby was converted in the Merger, plus any payment for any fractional share of Surviving Bank Common Stock without any interest thereon. No fractional shares of Surviving Bank Common Stock and no scrip certificates therefor shall be issued in connection with the Merger.

2.2	Conversion of Shares of PCB Common Stock.

(a) Subject to the provisions of this Agreement, each share of PCB Common Stock issued and outstanding immediately prior to the Effective Time other than shares that are owned by shareholders who have duly effected dissenters’ rights in accordance with this Agreement and shares held in treasury by PCB shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive 1.32 shares of Surviving Bank Common Stock. For each five (5) full shares of Surviving Bank Common Stock to be issued to holders of PCB Common Stock pursuant to Section 2.6(c), such holder shall receive one (1) warrant for the purchase of an additional share of Surviving Bank Common Stock, which warrant shall be immediately exercisable, have a five (5) year life and an exercise price of $10 per share.

(b) At and after the Effective Time, each share of PCB Common Stock held in PCB’s treasury shall be canceled and retired, and no shares of Surviving Bank Common Stock, cash or other consideration shall be issued in exchange therefor.

(c) At the Effective Time, the stock transfer books of PCB shall be closed as to holders of PCB Common Stock immediately prior to the Effective Time and no transfer of PCB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 2.6 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Surviving Bank Common Stock, if any, into which PCB Common Stock represented thereby was converted in the Merger, plus any payment for any fractional share of Surviving Bank Common Stock without any interest thereon. No fractional shares of Surviving Bank Common Stock and no scrip certificates therefor shall be issued in connection with the Merger.

2.3   Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of FNB Common Stock or PCB Common Stock who would otherwise be entitled to receive a fractional share of Surviving Bank Common Stock, after taking into account all certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying $10.50, by the amount of fractional shares calculated to the nearest ten-thousandth of the share of Surviving Bank Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

2.4   FNB Warrants. Subject to the provisions of this Agreement, each of the warrants (the “FNB Warrants”) for the purchase of FNB Common Stock issued in connection with the issuance of FNB Common Stock and which are outstanding immediately prior to the Effective Time shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive warrants for the purchase of an equal number of shares of Surviving Bank Common Stock.

2.5   PCB Options. Subject to the provisions of this Agreement, each of the options (the “PCB Options”) for the purchase of PCB Common Stock which are outstanding immediately prior to the Effective Time shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive options for the purchase of 1.32 shares of Surviving Bank Common Stock for each of the shares of PCB Common Stock to which such PCB Option related. Such options shall be issued with substantially similar rights, benefits, terms and conditions as those PCB Options in existence immediately prior to the Effective Time.

2.6	Exchange of Shares and Warrants.

(a) Not later than three (3) business days prior to the Effective Time of the Merger, PCB shall deposit with the exchange agent (the “Exchange Agent”) for the benefit of the holders of PCB Options, FNB Warrants, shares of FNB Common Stock and shares of PCB Common Stock, for exchange in accordance with this Section 2.6, certificates representing the aggregate number of shares of Surviving Bank Common Stock issuable pursuant to Section 2.1 and Section 2.2 in exchange for shares of FNB Common Stock and PCB Common Stock outstanding immediately prior to the Effective Time of the Merger, cash payable in lieu of fractional shares of Surviving Bank Common Stock that would otherwise be issuable in connection with Section 2.1 and Section 2.2 and warrants for the purchase of the aggregate number of shares of Surviving Bank Common Stock issuable pursuant to Section 2.4 and Section 2.2(a).

(b) Surviving Bank shall send or cause to be sent to each holder of PCB Common Stock, FNB Common Stock, PCB Options and FNB Warrants a form of letter of transmittal (the “Letter of Transmittal”) for use in exchanging FNB Warrants for warrants for the purchase of shares of Surviving Bank Common Stock and for exchanging FNB Common Stock and PCB Common Stock certificates for certificates representing Surviving Bank Common Stock, in each case, which shall be deposited with the Exchange Agent (the “Exchange Fund”). The Letter of Transmittal shall be mailed promptly after the Effective Time, but in any event within five (5) business days following the Effective Time.

(c) After the Effective Time of the Merger, each holder of any PCB Options, FNB Warrants or a certificate representing FNB Common Stock or PCB Common Stock, other than dissenting shares and shares of FNB Common Stock held in FNB’s treasury or shares of PCB Common Stock held in PCB’s treasury, who surrenders or has surrendered such warrant or option or certificate (or provided an affidavit of loss in lieu of such certificate in accordance with Section 2.8), together with duly executed transmittal materials included in or required by the Letter of Transmittal, shall, upon acceptance thereof, be entitled to (i) a certificate representing the Surviving Bank Common Stock, (ii) warrants or options for the purchase of Surviving Bank Common Stock and/or (iii) cash in lieu of any fractional share of Surviving Bank Common Stock to which such holder would otherwise be entitled pursuant to Section 2.1 or Section 2.2, if applicable. The Exchange Agent shall accept such certificate, option or warrant upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.6(c), each certificate representing FNB Common Stock or PCB Common Stock and each of the PCB Options and FNB Warrants shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. The Surviving Bank shall not be obligated to deliver the consideration to which any former holder of PCB Common Stock, FNB Common Stock, PCB Options, or FNB Warrants is entitled as a result of the Merger until such holder surrenders his warrants or certificate or certificates for exchange as provided in this Section 2.6(c). If any certificate for shares of PCB Common Stock, FNB Common Stock, any FNB Warrant, any PCB Options, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate or warrant surrendered for exchange is issued, the certificate or warrant so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(d) All cash paid and/or shares of Surviving Bank Common Stock issued upon the surrender for exchange of shares of PCB Common Stock or FNB Common Stock in accordance with the terms of this Agreement, shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of PCB Common Stock or FNB Common Stock, and there shall be no further registration of transfers on the stock transfer books of FNB or PCB, after the Merger, of the shares of FNB Common Stock or PCB Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to Surviving Bank for any reason, they shall be canceled and exchanged as provided in this Agreement.

(e) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of FNB following the passage of nine months after the Effective Time of the Merger shall be delivered to Surviving Bank, upon demand, and after such time any holder of a PCB Common Stock certificate, FNB Common Stock certificate, PCB Options, or a FNB Warrant who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to Surviving Bank for payment or delivery of such property. In no event will any holder of PCB Common Stock, FNB Common Stock or a FNB Warrant or any PCB Options, exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or Surviving Bank.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Surviving Bank Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Surviving Bank Common Stock for the account of the persons entitled thereto.

2.7   Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of FNB Common Stock or PCB Common Stock who shall be entitled to be paid the “fair value” of such holder’s dissenting shares of FNB Common Stock or PCB Common Stock, as applicable, as provided in the National Bank Act, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to this Agreement, unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights as a dissenter under the National Bank Act, and shall be entitled to receive only such payment as is provided for by the National Bank Act.

2.8   Lost, Stolen or Destroyed Certificates. If any certificate of PCB Common Stock or FNB Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed (including such indemnification of Surviving Bank and Exchange Agent as may be customary) and, if required by Surviving Bank or the Exchange Agent, the posting by such person of a bond in such reasonable amounts as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, or the Exchange Agent shall, in exchange for such lost, stolen or destroyed certificate, pay or cause to be paid the amounts, if any, deliverable in respect to the shares of PCB Common Stock or FNB Common Stock formerly represented by such certificate pursuant to this Article II.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PCB

PCB hereby represents and warrants to FNB as follows:

3.1	Organization, Standing, and Power.

PCB is a national banking association duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. PCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PCB Material Adverse Effect. The minute book and other organizational documents for PCB have been made available to FNB for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof. PCB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by depositors in PCB are insured by the FDIC’s Deposit Insurance Fund to the extent provided by Law.

3.2	Authority; No Breach By Agreement; Approval.

(a) PCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject to receipt of all necessary regulatory approvals and the approval of PCB’s shareholders of this Agreement, and except as contemplated by this Agreement, no other corporate proceedings are necessary on the part of PCB to approve this Agreement or to consummate the Merger.

(b) Subject to the approval of this Agreement by the holders of not less than two-thirds of the outstanding shares of the common stock of PCB (“PCB Shareholder Approval”), this Agreement and the Merger have been authorized by all necessary corporate action of PCB’s Board of Directors on or prior to the date hereof. PCB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FNB of this Agreement, this Agreement is a valid and legally binding obligation of PCB, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (the “Bankruptcy Exception”).

3.3	Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Regulatory Authority or with any third party are required to be made or obtained by PCB in connection with the execution, delivery or performance by PCB of this Agreement or to consummate the Merger except for (i) filings of applications or notices with, and approvals or waivers by, the OCC; and (ii) the filing of documents with the OCC pursuant to the National Bank Act with respect to the Merger, PCB is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by PCB and the consummation of the Merger do not and will not (A) except as set forth on Schedule 3.3, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of PCB or any Affiliate of PCB or to which PCB or any Affiliate of PCB or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, PCB’s Articles of Association or Bylaws, or any organizational document or agreement of PCB or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument of PCB or any Affiliate of PCB.

3.4	Capital Stock.

The authorized capital stock of PCB as of the date hereof consists of 3,000,000 shares of common stock, par value $5.00 per share, of which 1,600,000 shares are issued and outstanding as of the date of this Agreement, and assuming that none of the issued and outstanding options are exercised, not more than 1,600,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of PCB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of PCB Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of PCB. PCB has reserved 320,000 shares of its common stock for issuance under the PCB Stock Plans, pursuant to which options to purchase 298,100 shares of its common stock are outstanding as of the date of this Agreement. There are no warrants to acquire shares of PCB Common Stock outstanding as of the date hereof. Except as set forth above, there are no shares of capital stock or other equity securities of PCB outstanding and no outstanding Rights relating to the capital stock of PCB.

3.5	PCB Subsidiaries.

As of the date of this Agreement, PCB has no Subsidiaries.

3.6	Financial Statements.

PCB has made available to FNB all PCB Financial Statements for periods ended prior to the date hereof and will deliver to FNB copies of all PCB Financial Statements prepared subsequent to the date hereof. PCB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of PCB, and (ii) present or will present, as the case may be, fairly in all material respects the consolidated financial position of PCB as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of PCB for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

3.7	Absence of Undisclosed Liabilities.

Except as disclosed in Schedule 3.7, PCB has no Liabilities that are reasonably likely to have, individually or in the aggregate, a PCB Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of PCB as of December 31, 2008, included in the PCB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. PCB has not incurred or paid any Liability since December 31, 2008, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a PCB Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.7, PCB is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $10,000. Except (x) as reflected in PCB’s audited balance sheet at December 31, 2008, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2008 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, PCB has no material Liabilities or obligations of any nature.

3.8	Absence of Certain Changes or Events.

Except as disclosed in the PCB Financial Statements delivered prior to the date of this Agreement or as disclosed on Schedule 3.8, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a PCB Material Adverse Effect, and (ii) PCB has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PCB provided in Article 5.

3.9	Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of PCB have been timely filed. Except as set forth on Schedule 3.9(a), PCB has not requested an extension of time to file any Tax Return. All Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid and all tax withholding and deposit requirements imposed on or with respect to PCB have been satisfied in full in all respects. There is no audit, examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the PCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) PCB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) PCB is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a PCB Material Adverse Effect.

(d) All material elections with respect to Taxes affecting PCB as of the date of this Agreement have been or will be timely made as set forth in Schedule 3.9(d). After the date hereof, no election with respect to Taxes will be made without the prior written consent of FNB, which consent shall not be unreasonably withheld.

(e) PCB has neither made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(f) There are no Liens with respect to Taxes upon any of the assets of PCB.

(g) PCB is not a party to any Tax sharing or similar agreement. Any Tax sharing or similar agreement involving PCB or its operations shall automatically terminate as of the Effective Date insofar as it relates to any time after the Closing Date, and PCB shall not be bound by any Tax sharing agreement or have any Liability or other obligation thereunder after the Closing Date.

3.10	Loans, Accounts, Notes and Other Receivables

(a) All loans, accounts, notes and other receivables reflected as assets on PCB’s books and records (i) have resulted from bona fide business transactions in the ordinary course of PCB’s operations; (ii) were made in accordance with PCB’s customary loan policies and procedures; and (iii) except as disclosed on Schedule 3.10, are owned by PCB free and clear of all Liens and ownership or collection rights of any other Person (other than Federal Home Loan Bank borrowings entered into in the ordinary course of business).

(b) All records of PCB regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which PCB’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable Liens on all such Loan Collateral having the priority described in PCB’s records of such loan.

(c) To PCB’s Knowledge, each loan reflected as an asset on PCB’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, subject to the Bankruptcy Exception, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.

(d) PCB has previously disclosed to FNB a listing of (i) each loan, extension of credit, or other asset of PCB which, as of March 31, 2009, was classified by PCB as “loss”, “doubtful”, “substandard”, or “special mention” (or otherwise by words of similar import), or which PCB has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) each loan or extension of credit of PCB which, as of March 31, 2009, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

(e) PCB has no reason to believe that any of PCB’s loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (d) above) are not collectible in the ordinary course of PCB’s business in an amount which is not less than the amount at which it is carried on PCB’s books and records.

3.11 Allowance for Possible Loan Losses.

PCB’s allowance for possible loan, securities or credit losses (the “Allowance”) shown on the balance sheets of PCB included in the most recent PCB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of PCB included in the PCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by PCB as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a PCB Material Adverse Effect.

3.12 Assets.

Except as disclosed on Schedule 3.12 or as disclosed or reserved against in the PCB Financial Statements delivered prior to the date of this Agreement, PCB has good and marketable title, free and clear of all Liens, to all of its Assets, except for any such Liens or other defects of title which are not reasonably likely to have a PCB Material Adverse Effect. PCB employs investment, securities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) of PCB which PCB believes are prudent and reasonable in the context of its business. Prior to the date hereof, PCB has made available to FNB in writing the material Policies, Practices and Procedures. All tangible properties used in the businesses of PCB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PCB’s past practices. All Assets which are material to PCB’s business, held under leases or subleases by PCB, are held, to the Knowledge of PCB, under valid Contracts enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and each such Contract is in full force and effect. PCB currently maintains insurance similar in amounts, scope, and coverage as customary for similar size financial institutions in the industry. PCB has not received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by PCB under such policies. PCB has made no claims, and no claims are contemplated to be made, under its errors and omissions insurance or blanket bond. The Assets of PCB include all Assets reasonably required to operate the business of PCB as presently conducted.

3.13 Intellectual Property.

PCB owns or has a license to use all of the Intellectual Property used by PCB in the course of its business, including sufficient rights in each copy possessed by PCB. PCB is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by PCB in connection with PCB’s business operations, and PCB has the right to convey by sale or license any Intellectual Property so conveyed. PCB is not in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of PCB threatened, which challenge the rights of PCB with respect to Intellectual Property used, sold or licensed by PCB in the course of its business, nor, to the Knowledge of PCB, has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of PCB, the conduct of the business of PCB does not infringe any Intellectual Property of any other person. Except as disclosed in Schedule 3.13, PCB is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Schedule 3.13, PCB has no Contracts with its directors, officers, or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to PCB and to keep confidential any trade secrets, proprietary data, customer information, or other business information of PCB, and no such officer, director or employee is party to any Contract with any Person other than PCB which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than PCB or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than PCB.

3.14 Environmental Matters.

(a) To PCB’s Knowledge, PCB and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) To PCB’s Knowledge, there is no Litigation pending or threatened in writing before any Governmental Authority or other forum in which PCB or any of its Operating Properties has been or, with respect to Litigation threatened, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by PCB or any of its Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

3.15 Compliance with Laws.

PCB is a member in good standing of the FDIC. PCB has in effect all material Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed on Schedule 3.15, PCB:

(a) is not in Default under any of the provisions of its Articles of Association or Bylaws (or other governing instruments);

(b) is not in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c) has not received any written notification or communication from any Governmental Authority (i) asserting that PCB is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, or (iii) requiring PCB to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its use of brokered deposits or affects the cost of its FDIC insurance, its hiring or compensation of management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to FNB.

3.16 Labor Relations.

PCB is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is PCB party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to PCB’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving PCB pending or threatened and there has been no such actions or disputes in the past five years. To PCB’s Knowledge, there has not been any attempt by PCB employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of PCB. Except as disclosed in Schedule 3.16, employment of each employee and the engagement of each independent contractor of PCB is terminable at will by PCB without (i) any penalty, liability or severance obligation incurred by PCB, and (ii) prior consent by any Governmental Authority.

3.17 Employee Benefit Plans.

(a) PCB has disclosed in Schedule 3.17, and has delivered or made available to FNB prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by PCB or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “PCB Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which PCB or an ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the PCB Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “PCB ERISA Plan. Each PCB ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “PCB Pension Plan,” and is identified as such in Schedule 3.17.

(b) PCB has delivered to FNB prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan during this calendar year or any of the preceding two calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each PCB Benefit Plan is in substantial compliance with the terms of such PCB Benefit Plan, in substantial compliance with the applicable requirements of the Code, in substantial compliance with the applicable requirements of ERISA, and in substantial compliance with any other applicable Laws. Each PCB ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that is still in effect and applies to the PCB ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the PCB ERISA Plan as amended and as administered. PCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. PCB has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any PCB Benefit Plan with applicable Laws. No PCB Benefit Plan is currently being audited by any Governmental agency for compliance with applicable Laws or has been audited with a determination by Authorities among Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of PCB which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither PCB nor any administrator or fiduciary of any PCB Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject PCB or FNB to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. Other than claims for benefits which were payable in the ordinary course of business, PCB has not received any written notice of any pending material claims or lawsuits which have been asserted or instituted against any of the PCB Benefit Plans, the assets of the trust or the funds under the PCB Benefit Plans, the sponsor, or administrator of any of the PCB Benefit Plans, or against any fiduciary of any of the PCB Benefit Plans and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any PCB Benefit Plan.

(e) All PCB Benefit Plan documents and annual reports or tax returns associated with all PCB Benefit Plans, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the PCB Benefit Plans are substantially correct and complete, have been timely filed with the IRS, the DOL or any other applicable governmental agency, and distributed to participants of the PCB Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To PCB’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any PCB Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) For any PCB Pension Plan, the fair market value of such PCB Pension Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such PCB Pension Plan. For this purpose, the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of all benefits, rights and features protected under Code Section 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all “benefit liabilities” as defined in ERISA Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of the PCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any PCB Pension Plan, and (iii) no increase in benefits under any PCB Pension Plan as a result of PCB Pension Plan amendments or changes in any applicable Law which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such PCB Pension Plan. All contributions with respect to an Employee Benefit Plan of PCB, or any of its ERISA Affiliates that is subject to Code Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971. No PCB Pension Plan has a “liquidity shortfall” as defined in Code Section 412(m)(5). Neither PCB nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by PCB and by its ERISA Affiliates.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by PCB or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by PCB or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of PCB or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of PCB or of an ERISA Affiliate.

(i) PCB has no Liability for retiree health and life benefits under any of the PCB Benefit Plans and there are no restrictions on the rights of PCB to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any PCB Benefit Plan and no circumstance exists which could give rise to such Taxes.

(j) Except as disclosed in Schedule 3.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of PCB from PCB under any PCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of PCB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the PCB Financial Statements to the extent required by and in accordance with GAAP.

(l) All individuals who render services to PCB and who are authorized to participate in a PCB Benefit Plan pursuant to the terms of such PCB Benefit Plan are in fact eligible to and authorized to participate in such PCB Benefit Plan. All individuals participating in (or eligible to participate in) any PCB Benefit Plan are common-law employees of PCB, or dependents thereof.

(m) Neither PCB nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

(n) There is no vesting of benefits and no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned life insurance split dollar life insurance or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such Contracts as PCB presently holds.

(o) With respect to any Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any associated Treasury Department guidance, and any proposed or final regulations promulgated under Section 409A (each a “NQDC Plan”), it either (A) has been operated in compliance with Code Section 409A since January 1, 2005 and no amounts that remain deferred or that have been distributed under any NQDC Plan are, or will be, subject to the penalties of Section 409A of the Code or (B) with respect to any NQDC Plan under which benefits have been “grandfathered” so as to avoid the application of Section 409A of the Code, has not been “materially modified” within the meaning of Section 409A of the Code, and any proposed or final regulations promulgated under Section 409A. PCB has no obligation to make any reimbursement or other payment to any Person with respect to any Tax imposed under Section 409A of the Code.

3.18 PCB Contracts.

Except as disclosed in Schedule 3.18, neither PCB, nor any of its respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by PCB or the guarantee by PCB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds repurchase agreements, fully-secured by the United States government and government agency securities, and Federal Home Loan Bank advances incurred in the ordinary course of PCB’s business, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of PCB’s business), (iii) any Contract which prohibits or restricts PCB or any personnel of PCB from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (v) any Contract involving payments in excess of $25,000 per year relating to the provision of data processing, network communication, or other technical services to or by PCB, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $10,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet, (viii) all BOLI Contracts and (ix) any other Material Contract or amendment thereto (together with all Contracts referred to in Schedule 3.13 and 3.17(a) the “PCB Contracts”). With respect to each PCB Contract and except as disclosed in Schedule 3.18: (A) the Contract is in full force and effect; (B) PCB is not in Default thereunder; and (C) no other party to any such Contract is, to PCB’s actual knowledge, without investigation, in Default in any respect or has repudiated or waived each material provision thereunder. All of the indebtedness of PCB for money borrowed is prepayable at any time by PCB without penalty, premium or charge, except as specified in Schedule 3.18.

3.19 Privacy of Customer Information

(a) PCB is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the Surviving Bank pursuant to this Agreement.

(b) PCB’s collection and use of such IIPI the transfer of such IIPI to the Surviving Bank, and the use of such IIPI by the Surviving Bank as contemplated by this Agreement complies in all material respects with PCB’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy Laws, and any Contract or industry standard relating to privacy.

3.20 Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of PCB, threatened in writing against PCB, or against any director, officer, employee or agent of PCB in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of PCB or Employee Benefit Plan of PCB, nor are there any Orders outstanding against PCB. Schedule 3.20 contains a summary of all Litigation as of the date of this Agreement (a) to which PCB is a party and which names PCB as a defendant or cross-defendant or (b) against any director or officer of PCB relating to their actions on behalf of PCB.

3.21 Reports.

PCB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.22 Books and Records.

PCB maintains books and records that are accurate and reflect its Assets and Liabilities. PCB maintains proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of PCB and to maintain accountability for PCB’s Assets; (c) the reporting of PCB’s Assets is compared with existing Assets at regular intervals; and (d) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.23 Loans to Executive Officers and Directors.

PCB has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PCB, except as permitted by Federal Reserve Regulation O.

3.24 Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by PCB or any Affiliate thereof to FNB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by PCB or any Affiliate thereof for inclusion in the Registration Statement or the Joint Proxy Statement, and any other documents to be filed by PCB or FNB with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of PCB and FNB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the shareholders of PCB and FNB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents that PCB or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

(c) All documents that PCB or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

3.25 Regulatory Matters.

Neither PCB nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

3.26 Derivatives Contracts.

PCB is not a party to nor has agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, warrant, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

3.27 Board Recommendation.

The Board of Directors of PCB, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, taken together, are in the best interests of the PCB shareholders, depositors and other creditors and (ii) resolved to recommend that the holders of the shares of PCB’s Common Stock approve this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

FNB hereby represents and warrants to PCB as follows:

4.1   Organization, Standing, and Power.

(a) Organization, Standing and Authority. FNB is a national banking association in organization and will become immediately prior to the Effective Time a national banking association, validly existing and in good standing under the banking Laws of the United States. FNB will as of the Effective Time be duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a FNB Material Adverse Effect. FNB will at the Effective Time have in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and Assets and to carry on its business as it is now conducted.

(b) FNB Stock. The authorized capital stock of FNB as of the date hereof consists of 50,000,000 shares of common stock, par value $1.00 per share and 20,000,000 shares of preferred stock, no par value per share, and, as of the date hereof, there are no shares of common stock or preferred stock issued and outstanding. FNB has received subscriptions for the purchase of 3,776,919 shares of its common stock, of which 1,846,919 subscriptions are subject to the rescission offer contemplated by Section 6.2 hereof. As of the Effective Time, the number of shares of FNB Common Stock issued and outstanding will be at least 2,775,000 and will be no more than 4,320,000. As of the Effective Time, warrants to acquire at least 1,126,500 and no more than 1,435,500 shares of FNB Common Stock will be issued and outstanding. As of the Effective Time, there shall be no shares of the preferred stock of FNB issued and outstanding. Except as set forth above, there are no shares of capital stock or other equity securities of FNB outstanding and no outstanding Rights relating to the capital stock of FNB.

(c) Corporate Power. FNB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and Assets. FNB has the corporate power and authority to execute this Agreement and will at the Effective Time have the authority to consummate the Merger, subject to the receipt of all necessary approvals of Regulatory Authorities, and, except as contemplated by this Agreement, no other corporate proceedings are necessary on the part of FNB to approve this Agreement or for the consummation of the Merger.

(d) Corporate Authority. Subject to the approval of this Agreement by the holders of not less than two-thirds of the outstanding shares of the common stock of FNB, this Agreement and the Merger have been authorized by all necessary corporate action of FNB’s Board of Directors on or prior to the date hereof. This Agreement has been duly executed and delivered by FNB, and, assuming due authorization, execution and delivery by PCB, this Agreement is a valid and legally binding agreement of FNB enforceable in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception.

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Regulatory Authority or with any third party are required to be made or obtained by FNB in connection with the execution, delivery or performance by FNB to consummate the Merger, except for (A) filings of applications or notices with and approvals or waivers by the OCC; and (B) the filing of documents with the OCC pursuant to the National Bank Act with respect to the Merger. FNB is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by FNB and the consummation of the Merger do not and will not (A) except as set forth on Schedule 4.1(e), constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of FNB or any Affiliate of FNB or to which FNB or any Affiliate of FNB or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, FNB’s Articles of Association or Bylaws, or any organizational document or agreement of FNB or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument of FNB or any Affiliate of FNB.

4.2 FNB Subsidiaries.

As of the date of this Agreement, FNB has no Subsidiaries. FNB has received approval from the OCC to establish and operate a title insurance company, First National Title and Closing Services, Inc., which, upon incorporation, will be a wholly-owned subsidiary of FNB if incorporated prior to the Effective Time, or a wholly-owned subsidiary of Surviving Bank if incorporated after the Effective Time.

4.3 Financial Statements.

FNB has made available to PCB all FNB Financial Statements for periods ended prior to the date hereof and will deliver to PCB copies of all FNB Financial Statements prepared subsequent to the date hereof. FNB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of FNB, and (ii) present or will present, as the case may be, fairly in all material respects the consolidated financial position of FNB as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of FNB for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

4.4 Absence of Undisclosed Liabilities.

FNB has no Liabilities that are reasonably likely to have, individually or in the aggregate, a FNB Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of FNB as of December 31, 2008, included in the FNB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. FNB has not incurred or paid any Liability since December 31, 2008, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a FNB Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in

Schedule 4.4, FNB is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $10,000. Except (x) as reflected in FNB’s unaudited balance sheet at December 31, 2008, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2008 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, FNB has no material Liabilities or obligations of any nature.

4.5 Absence of Certain Change or Events.

Except as disclosed in the FNB Financial Statements delivered prior to the date of this Agreement or as disclosed on Schedule 4.5, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FNB Material Adverse Effect, and (ii) FNB has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FNB provided in Article 5.

4.6 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of FNB have been timely filed, Except as set forth on Schedule 4.6(a), FNB has not requested an extension of time to file any Tax Return, All Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid and all tax withholding and deposit requirements imposed on or with respect to FNB have been satisfied in full in all respects. There is no audit, examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the FNB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) FNB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) FNB is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a FNB Material Adverse Effect.

(d) All material elections with respect to Taxes affecting FNB as of the date of this Agreement have been or will be timely made as set forth in Schedule 4.6(d). After the date hereof, no election with respect to Taxes will be made without the prior written consent of PCB, which consent shall not be unreasonably withheld.

(e) FNB has neither made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(f) There are no Liens with respect to Taxes upon any of the assets of FNB.

(g) FNB is not a party to any Tax sharing or similar agreement. Any Tax sharing or similar agreement involving FNB or its operations shall automatically terminate as of the Effective Date insofar as it relates to any time after the Closing Date, and FNB shall not be bound by any Tax sharing agreement or have any Liability or other obligation thereunder after the Closing Date.

4.7 Compliance with Laws.

FNB has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed on Schedule 4.7, FNB:

(a) is not in Default under any of the provisions of its Articles of Association or Bylaws (or other governing instruments);

(b) is not in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c) has not received any written notification or communication from any Governmental Authority (i) asserting that FNB is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, or (iii) requiring FNB to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its hiring or compensation of management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to FNB.

4.8 Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of FNB, threatened in writing against FNB, or against any director, officer, employee or agent of FNB in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of FNB or Employee Benefit Plan of FNB, nor are there any Orders outstanding against FNB. Schedule 4.8 contains a summary of all Litigation as of the date of this Agreement (a) to which FNB is a party and which names FNB as a defendant or cross-defendant or (b) against any director or officer of FNB relating to their actions on behalf of FNB.

4.9 Books and Records.

FNB maintains books and records that are accurate and reflect its Assets and Liabilities. FNB maintains proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FNB and to maintain accountability for FNB’s Assets; (c) the reporting of FNB’s Assets is compared with existing Assets at regular intervals; and (d) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.10 Statements True and Correct.

(a) No statement, certificate, instrument or other writing furnished or to be furnished by FNB or any Affiliate thereof to PCB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by FNB or any Affiliate thereof for inclusion in the Registration Statement or the Joint Proxy Statement, and any other documents to be filed by PCB or FNB with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of PCB and FNB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the shareholders of PCB and FNB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents that FNB or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

(c) All documents that FNB or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.11 Regulatory Matters.

FNB has not taken or agreed to take any action that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section7.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

4.12 Board Recommendation.

The Board of Directors of FNB, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, taken together, are in the best interests of the FNB shareholders, depositors and other creditors and (ii) resolved to recommend that the holders of the shares of FNB Common Stock approve this Agreement.

ARTICLE 5

CONDUCT OF BUSINESS PENDING CONSUMMATION

5.1   Affirmative Covenants of PCB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FNB shall have been obtained, and except as otherwise expressly contemplated herein, PCB shall (A) operate its business only in the usual, regular and ordinary course, (B) preserve intact its business organization and Assets and maintain its rights and franchises, (C) cause all Tax Returns that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date, to be prepared and filed on or before the date such Tax Return is required to be filed (taking into account any extensions of the filing deadlines granted) and all such Tax Returns shall be prepared on a basis consistent with the last previous Tax Returns filed except to the extent that changes in the method of preparing such Tax Returns are required due to a change in the Code and (D) take no action which would (1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 7.1(b) or 7.1(d), or (2) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

5.2   Negative Covenants of PCB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FNB shall have been obtained (which consent shall be granted or denied within 48 hours from the receipt of PCB’s request for consent), and except as otherwise expressly contemplated herein, PCB covenants and agrees that it will not do or agree or commit to do any of the following:

(a) Except as contemplated by this Agreement, amend the Articles of Association, Bylaws or other governing instruments of PCB; or

(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $10,000 except in the ordinary course of the business of PCB consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of PCB of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the disclosure schedules attached to this Agreement); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of PCB, or declare or pay any dividend or make any other distribution in respect of PCB’s Common Stock; or

(d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Schedule 5.2(d), issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PCB’s Common Stock, any other capital stock of PCB, any stock appreciation rights, or any option, warrant, or other Right; or

(e) adjust, split, combine or reclassify any capital stock of PCB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PCB’s Common Stock except as disclosed in Schedule 5.2(e), or sell, lease, mortgage or otherwise dispose of any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(f) except in the ordinary course of business consistent with past practice and PCB’s current policies, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

(g) except in the ordinary course of business consistent with past practice and PCB’s current policies, grant any increase in compensation or benefits to the employees or officers of PCB, except as required by Law; pay any severance or termination pay or any bonus other than pursuant to written Contracts in effect on the date of this Agreement and disclosed in Schedule 5.2(g); enter into or amend any severance agreements with officers of PCB; grant any material increase in fees or other increases in compensation or other benefits to directors of PCB or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the PCB Stock Plans or authorize cash payments in exchange for any Rights; provided, that PCB specifically shall not be required to obtain the consent of FNB in order to: (i) convert an employee, whose probationary period has ended, to full-time employment status, (ii) conduct annual merit reviews and grant standard compensation increases for all PCB employees, and (iii) implement and fund business development incentives consistent with past practices; or

(h) enter into or amend any employment Contract between PCB and any Person (unless such amendment is required by Law) that PCB does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of PCB or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of PCB other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

(j) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action relating to the filing of any Tax Return or the payment of any Tax; or

(k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of PCB for material money damages or restrictions upon the operations of PCB; or

(l) except in the ordinary course of business consistent with past practice and PCB’s current policies, enter into, modify, amend or terminate any Material Contract or waive, release, compromise or assign any material rights or claims; or

(m) except in the ordinary course of business consistent with past practice and PCB’s current policies, make any unsecured loan or other extension of credit (except for loans fully secured by real property, cash or marketable securities);

(n) except in the ordinary course of business consistent with past practice and PCB’s current policies, make any loan or extension of credit fully secured by real property, cash or marketable securities.

5.3   Affirmative Covenants of FNB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PCB shall have been obtained, and except as otherwise expressly contemplated herein, FNB shall (A) operate its business only in the usual, regular and ordinary course, (B) preserve intact its business organization and Assets and maintain its rights and franchises, (C) cause all Tax Returns that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date, to be prepared and filed on or before the date such Tax Return is required to be filed (taking into account any extensions of the filing deadlines granted) and all such Tax Returns shall be prepared on a basis consistent with the last previous Tax Returns filed except to the extent that changes in the method of preparing such Tax Returns are required due to a change in the Code and (D) take no action which would (1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 7.1(b) or 7.1(d), or (2) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent FNB, with the prior written consent of PCB, from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of FNB, desirable in the conduct of the business of FNB, provided further that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger.

5.4   Negative Covenants of FNB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PCB shall have been obtained (which consent shall be granted or denied within 48 hours from the receipt of FNB’s request for consent), and except as otherwise expressly contemplated herein, FNB covenants and agrees that it will not do or agree or commit to do any of the following:

(a) Except as contemplated by this Agreement, amend the Articles of Association, Bylaws or other governing instruments of FNB; or

(b) except for the line of credit not to exceed $1,600,000 which FNB is currently negotiating with various lenders, including its organizers and directors, incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $10,000 except in the ordinary course of the business of FNB consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S.

government or agency securities), or impose, or suffer the imposition, on any Asset of FNB of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the disclosure schedules attached to this Agreement); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of FNB, or declare or pay any dividend or make any other distribution in respect of FNB’s capital stock; or

(d) except for the issuance of shares of FNB Common Stock and FNB Warrants to the subscribers therefor as of the date hereof and pursuant to FNB’s continuing public offering of its common stock, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Schedule 5.4(d), issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FNB Common Stock, any other capital stock of FNB, any stock appreciation rights, or any option, warrant, or other Right; or

(e) adjust, split, combine or reclassify any capital stock of FNB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FNB Common Stock except as disclosed in Schedule 5.4(e), or sell, lease, mortgage or otherwise dispose of any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(f) except in the ordinary course of business consistent with past practice and FNB’s current policies, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

(g) except in the ordinary course of business consistent with past practice and FNB’s current policies, grant any increase in compensation or benefits to the employees or officers of FNB, except as required by Law; pay any severance or termination pay or any bonus other than pursuant to written Contracts in effect on the date of this Agreement and disclosed in Schedule 5.4(g); enter into or amend any severance agreements with officers of FNB; grant any material increase in fees or other increases in compensation or other benefits to directors of FNB or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the FNB Stock Plans or authorize cash payments in exchange for any Rights; or

(h) enter into or amend any employment Contract between FNB and any Person (unless such amendment is required by Law) that FNB does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of FNB or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of FNB other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

(j) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action relating to the filing of any Tax Return or the payment of any Tax; or

(k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of FNB for material money damages or restrictions upon the operations of FNB; or

(l) except in the ordinary course of business consistent with past practice and FNB’s current policies, including any extensions of credit in accordance with FNB’s creditor policy, enter into, modify, amend or terminate any Material Contract or waive, release, compromise or assign any material rights or claims.

5.5 Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a PCB Material Adverse Effect or a FNB Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.6 Reports.

Each Party shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with any Regulatory Authority will comply in all material respects with the applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1   Registration Statement; Shareholder Approval.

(a) As soon as practicable after execution of this Agreement, PCB shall file a Registration Statement with the OCC (the “Registration Statement”) on such form as PCB is eligible to use, to register the securities of the Surviving Bank to be issued upon the consummation of the Merger, and shall use its reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of Surviving Bank Common Stock upon consummation of the Merger. FNB shall furnish all information concerning it and the holders of its capital stock as PCB may reasonably request in connection with such action. The Parties agree to use their best efforts to cause the filing of the Registration Statement by April 24, 2009 but in no event shall the Registration Statement be filed later than May 15, 2009.

(b) Each of the Parties shall take, in accordance with applicable Law and its respective Articles of Association and Bylaws, all action necessary to convene, respectively, an appropriate meeting of the shareholders of such Party, each such meeting to be held as promptly as practical after the date hereof, for the purpose of voting upon approval of this Agreement and such other related matters as each deems appropriate. In connection with such shareholders’ meetings, (i) each of the Parties shall mail the Joint Proxy Statement to its respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with the Registration Statement and the Joint Proxy Statement, (iii) the Board of Directors of each Party shall recommend (subject to compliance with their fiduciary duties under applicable law as advised by counsel) to such Party’s shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of each Party shall (subject to compliance with their fiduciary duties under applicable law as advised by counsel) use their reasonable best efforts to obtain such shareholders’ approval.

(c) Neither the Board of Directors of PCB nor any committee thereof shall (i) except as expressly permitted by this Section 6.1(c), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to FNB, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause PCB to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Alternative Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of PCB’s Common Stock, the Board of Directors of PCB determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of PCB would breach its fiduciary duties to PCB shareholders under applicable Law, the Board of Directors of PCB may (subject to this and the following sentences) inform PCB shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section 6.1(c)) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a “Subsequent Determination”), but only at a time that is after the fifth business day following FNB’s receipt of written notice advising FNB that the Board of Directors of PCB has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, PCB shall provide a reasonable opportunity to FNB to make such adjustments in the terms and conditions of this Agreement as would enable PCB to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time.

6.2 Rescission Offer.

As soon as practicable after execution of this Agreement, FNB shall file a post-effective amendment to its registration statement on Form S-1 filed with the OCC and declared effective on April 10, 2008 to make a rescission offer to all of the current subscribers in its initial public offering, excluding FNB’s organizers, founders, directors and executive officers and shall use its reasonable best efforts to cause the amendment to become effective under the 1933 Act. PCB shall furnish all information concerning it and the holders of its capital stock as FNB may reasonably request in connection with such action. The Parties agree to use their best efforts to cause the filing of the post-effective amendment by April 24, 2009 but in no event shall such amendment be filed later than May 15, 2009.

6.3 Other Offers, Etc.

(a) PCB shall not, nor shall it authorize or permit any of its officers, Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Securities Exchange Act of 1934) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 6.1(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Alternative Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 6.3(a) shall not prohibit PCB from furnishing nonpublic information regarding PCB to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) PCB or Representative or Affiliate thereof shall not have violated any of the restrictions set forth in this Section 6.3, (B) the Board of Directors of PCB determines in its good faith judgment that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of PCB concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 6.3 to the shareholders of PCB under applicable Law, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, PCB gives FNB written notice of the identity of such Person or Group and of PCB’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) PCB receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, PCB furnishes such nonpublic information to FNB (to the extent such nonpublic information has not been previously furnished by PCB to FNB). In addition to the foregoing, PCB shall provide FNB with at least five business days’ prior written notice of a meeting of the Board of Directors of PCB at which meeting the Board of Directors of PCB is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that PCB hereby agrees promptly to provide to FNB any revised documentation and any Alternative Acquisition Agreement.

(b) In addition to the obligations of PCB set forth in Section 6.3(a), as promptly as practicable, after any of the executive officers of PCB become aware thereof, PCB shall advise FNB of any request received by PCB for nonpublic information which PCB reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. PCB shall keep FNB informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) PCB shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

6.4 Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

6.5 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

6.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, each Party shall permit the other Party’s senior officers and independent auditors to meet with the senior officers of such Party, including officers responsible for the PCB or FNB Financial Statements, the internal controls of such Party and such Party’s independent public accountants, to discuss such matters as the requesting Party may deem reasonably necessary or appropriate for such Party to complete its investigation of the other Party’s internal controls and financial statement preparations.

(b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) PCB shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to PCB to preserve the confidentiality of the information relating to PCB provided to such Persons and their Affiliates and Representatives.

(d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a PCB Material Adverse Effect or a FNB Material Adverse Effect, as applicable.

6.7 Press Releases.

Any press releases or other public disclosure materially related to this Agreement or any other transaction contemplated hereby shall not be made without giving the other Party a reasonable opportunity to review and comment thereon in advance; provided, that nothing in this Section 6.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

6.8 Tax Treatment.

Each of the Parties undertakes and agrees to treat the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for all income tax purposes. The parties agree that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-1(c) of the Treasury Regulations.

6.9 Employee Benefits and Contracts.

Within thirty (30) days following the date hereof, the Parties shall elect and make appropriate provisions for the employee benefit and welfare plans to be adopted by the Surviving Bank. For purposes of participation and vesting under any employee benefit and welfare plans to be adopted by the Surviving Bank, the service of the employees of FNB and PCB prior to the Effective Time shall be treated as service with the Surviving Bank for purposes of participating in such employee benefit plans. The Surviving Bank shall honor, in accordance with their terms, all employment, severance, consulting and other compensation Contracts disclosed in Schedule 6.9 between either PCB or FNB and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the employee benefit and welfare plans adopted by the Surviving Bank.

6.10 Indemnification.

(a) For a period of three years after the Effective Time, Surviving Bank shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of FNB (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of FNB or, at FNB’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the National Bank Act, and by FNB’s Articles of Association and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Surviving Bank is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Bank is required to effectuate any indemnification, the Surviving Bank shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between the Surviving Bank and the Indemnified Party.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such Liability or Litigation, shall promptly notify FNB and the Surviving Bank thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) FNB or the Surviving Bank shall have the right to assume the defense thereof and neither FNB nor the Surviving Bank shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FNB or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FNB or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FNB or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that FNB and the Surviving Bank shall be obligated pursuant to this paragraph (b) to pay for no more than two firms of counsel for the Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither FNB nor the Surviving Bank shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all FNB’s Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided further that neither FNB nor the Surviving Bank shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) If FNB or the Surviving Bank or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FNB or the Surviving Bank shall assume the obligations set forth in this Section 6.10.

(d) The provisions of this Section 6.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

6.11 Delivery of the Agreement to the OCC & FDIC.

Promptly following the execution of this Agreement but in no event later than April 27, 2009, the Parties shall file a merger application with the OCC and the FDIC.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

7.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.6:

(a) Shareholder Approval. The shareholders of PCB and FNB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of PCB’s and FNB’s respective Articles of Association and Bylaws.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of FNB or PCB, as the case may be, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, FNB or PCB, as the case may be, would not, in its reasonable judgment, have entered into this Agreement.

(c) Registration Statement. The Registration Statement of PCB and the post-effective amendment to the Form S-1 Registration Statement of FNB shall each have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(d) Consents and Approvals. PCB and FNB shall have obtained all necessary Consents. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of FNB or PCB, as the case may be, would so materially and adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, FNB or PCB, as the case may be, would not, in its reasonable judgment, have entered into this Agreement.

(e) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(f) Amendment of Articles of Association. The Articles of Association of PCB shall have been amended to increase the number of authorized shares of common stock to not less than 50,000,000 shares.

(g) Creation of Staggered Board. PCB shall have taken all necessary action, in accordance with the National Bank Act and OCC regulations, to provide for a staggered board of directors, comprised of three classes of directors with staggered terms of one, two and three years, and shall have caused the directors of PCB who will continue as directors of the Surviving Bank to be included in the class of directors which shall have a three (3) year term.

7.2 Conditions to Obligations of FNB.

The obligations of FNB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FNB pursuant to Section 9.6(a):

(a) Representations and Warranties. For purposes of this Section 7.2(a), the accuracy of the representations and warranties of PCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 3.4 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Section 3.25 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of PCB set forth in this Agreement (including the representations and warranties set forth in Sections 3.4 and 3.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a PCB Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. PCB shall have delivered to FNB (i) a certificate, dated as of the Effective Time and signed on its behalf by an executive officer, to the effect that the conditions set forth in Section 7.1 as it relates to PCB and in Sections 7.2(a) and 7.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by PCB’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNB and its counsel shall request.

(d) Material Adverse Effect. The absence of any PCB Material Adverse Effect.

(e) Allowance for Loan Losses. At Closing, PCB will have an allowance for loan losses which will be adequate in all material respects under GAAP applicable to banks, but in no event less than 1.30% of total loans.

(f) FDIC Insurance and Charter. FNB shall have received FDIC deposit insurance and shall have received its charter from the OCC.

7.3 Conditions to Obligations of PCB.

The obligations of PCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PCB pursuant to Section 9.6(b):

(a) Representations and Warranties. For purposes of this Section 7.3(a), the accuracy of the representations and warranties of FNB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FNB set forth in Section 4.1(b) shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FNB set forth in Section 4.11 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FNB set forth in this Agreement (including the representations and warranties set forth in Section 4.1(b) and Section 4.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FNB Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FNB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. FNB shall have delivered to PCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in Section 7.1 as it relates to FNB and in Sections 7.3(a) and 7.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FNB’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PCB and its counsel shall request.

(d) Material Adverse Effect. The absence of any FNB Material Adverse Effect.

(e) FNB Capital. FNB shall have a minimum of 2,775,000 shares of FNB Common Stock having a par value of $1.00 issued and outstanding, surplus of $24,975,000, and undivided profits, including capital reserves, of $(7,275,000).

(f) FDIC Insurance and Charter. FNB shall have received FDIC deposit insurance and shall have received its charter from the OCC.

(g) Opinion of Financial Advisor. PCB shall have received the written opinion of a financial advisor, to the effect that the consideration to be received by the holders of shares of PCB Common Stock, based upon and subject to the assumptions and limitations set forth in such opinion, is fair to such holders from a financial point of view. A copy of such opinion shall have been delivered to FNB.

ARTICLE 8

TERMINATION

8.1 Termination.

Notwithstanding any other provision of this Agreement or the Merger and notwithstanding the approval of this Agreement or the Merger by the shareholders of FNB and PCB, respectively, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of FNB and PCB; or

(b) By either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of PCB and Section 7.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of PCB and Section 7.3(a) of this Agreement in the case of FNB; or

(c) By either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of PCB and Section 7.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of PCB or FNB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the OCC and this Agreement at the meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 2009, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(e); provided that the Parties agree to use their best efforts to agree upon an appropriate extension if the Merger has not been consummated as of such date as a result in a delay in the receipt of the necessary regulatory approvals; or

(f) By FNB in the event that (i) the Board of Directors of PCB shall have failed to reaffirm its approval upon FNB’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of PCB shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that PCB shareholders give the PCB Shareholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to FNB, the recommendation of such Board of Directors to PCB shareholders that they give the PCB Shareholder Approval, or (iii) the Board of Directors of PCB shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the transactions contemplated by this Agreement or, within 10 business days after commencement of any tender or exchange offer for any shares of PCB Common Stock, the Board of Directors of PCB shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders; or

(g) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 8.1(e).

(h) By PCB, at any time prior to the adoption of this Agreement by PCB’s shareholders, if PCB’s Board so determines by vote of a majority of the members of the entire PCB Board if (i) PCB is not in breach of any material term of this Agreement, (ii) the PCB Board authorized PCB, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) PCB notifies FNB in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five business days elapse after FNB receives the notice provided for in clause (iii) above and the PCB Board continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by FNB during such five business day period.

8.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 6.6, 8.2, 9.2 and 9.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“Acquisition Proposal” means any proposal (whether communicated to PCB or publicly announced to PCB’s shareholders) by any Person (other than FNB or any of its Affiliates) for an Acquisition Transaction involving PCB.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from PCB by any Person or Group (other than FNB or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of PCB, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than FNB or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of PCB, or any merger, consolidation, business combination or similar transaction involving PCB pursuant to which the shareholders of PCB immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of PCB; or (iii) any liquidation or dissolution of PCB.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any director of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 10, 2009, between PCB and FNB.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license or obligation to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”),; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”),; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (v) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (iv) of this subparagraph; (vii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (ix) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect relating to environmental, health or safety matters. and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with PCB would be treated as under common control with PCB under Section 4001(a)(14) of ERISA or considered one employer with PCB under Section 414(b), (c), (m) or (o) of the Code.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FNB Common Stock” means the $1.00 par value per share common stock of FNB.

“FNB Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of FNB as of December 31, 2007 and 2008, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2007, as filed by FNB with Regulatory Authorities, and (ii) the consolidated balance sheets of FNB (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in any filings made with Regulatory Authorities with respect to periods ended subsequent to December 31, 2008.

“FNB Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, or results of operations of FNB and its Subsidiaries, taken as a whole, or (ii) the ability of FNB to perform its obligations under this Agreement or to consummate the Merger, provided that “FNB Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of FNB (or any of its Subsidiaries) taken with the prior written Consent of PCB in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of FNB, including expenses incurred by FNB in consummating the transactions contemplated by this Agreement, (E) changes affecting the industry in which FNB operates generally, the United States economy or general economic conditions (except where, with respect to each case, such changes or economic conditions materially and disproportionately impact the business, assets, results of operations or financial condition of FNB); (F) the announcement or pendency of any of the transactions contemplated by this Agreement, including, without limitation, the departure of any employees or the loss or disruption of any arrangements with customers or suppliers arising as a result of such announcement (other than as arising as a result of a breach of this Agreement by FNB); (G) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (H) any adverse change in or effect on the business of FNB that is timely cured by FNB.

“FNB Stock Plans” means the existing stock option and other stock-based compensation plans of FNB designated as follows: First National Bank of the Gulf Coast 2009 Stock Incentive Plan.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs). (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Joint Proxy Statement” shall mean the proxy statement used by FNB and PCB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of the Surviving Bank relating to the issuance of the Surviving Bank Common Stock to holders of FNB Common Stock.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known after due inquiry by the president, chief financial officer, and chief credit officer of such Person.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), and claim of any type.

“Lien” means any default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or claim of, on, or with respect to any property or any property interest, other than Permitted Encumbrances.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other investigation, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material Contract” means any Contract involving an annual commitment or payment of or performance having a value of more than $10,000.

“OCC” means the Office of the Comptroller of the Currency.

“Operating Property” means any real property owned, leased, or operated by the Party in question or by any of its Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order or award, directive or ruling of any Governmental Authority.

“Party” means FNB or PCB and “Parties” means both FNB and PCB.

“PCB Common Stock” means the $5.00 par value per share common stock of PCB.

“PCB Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of PCB as of December 31, 2006, 2007 and 2008, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the years ended December 31, 2005, 2006 and 2007, as filed by PCB with Regulatory Authorities, and (ii) the consolidated balance sheets of PCB (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in any filings made with Regulatory Authorities with respect to periods ended subsequent to December 31, 2008.

“PCB Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, or results of operations of PCB, or (ii) the ability of PCB to perform its obligations under this Agreement or to consummate the Merger, provided that “PCB Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks, (C) actions and omissions of PCB taken with the prior written Consent of FNB in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of PCB, including expenses incurred by PCB in consummating the transactions contemplated by this Agreement, (E) changes affecting the industry in which PCB operates generally, the United States economy or general economic conditions (except where, with respect to each case, such changes or economic conditions materially and disproportionately impact the business, assets, results of operations or financial condition of PCB); (F) the announcement or pendency of any of the transactions contemplated by this Agreement, including, without limitation, the departure of any employees or the loss or disruption of any arrangements with customers or suppliers arising as a result of such announcement (other than as arising as a result of a breach of this Agreement by PCB); (G) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (H) any adverse change in or effect on the business of PCB that is timely cured by PCB.

“PCB Stock Plans” means the existing stock option and other stock-based compensation plans of PCB designated as follows: (i) Panther Community Bank, N.A. Directors’ Stock Option Plan, and (ii) Panther Community Bank, N.A. Officers’ and Employees’ Stock Option Plan.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Permitted Encumbrance” means (A) Liens for Taxes not yet due and payable; (B) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business; (C) Liens to be released at Closing; and (D) easements, covenants, and restrictions of record that do not materially interfere with the operation of the subject properties as conducted on the date of this Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” means, collectively, the FDIC, and the Office of the Comptroller of the Currency and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” shall mean the Securities and Exchange Commission.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, PCB and (ii) with respect to which the Board of Directors of PCB (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment to be more favorable to PCB’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of PCB, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by FNB in response to such Acquisition Proposal.)

“Surviving Bank Common Stock” means the $5.00 par value per share common stock of Surviving Bank.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for taxes of another Person under Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

9.2 Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel; provided, that, in the event the Merger is not consummated prior to June 30, 2009, as a result of FNB’s failure to satisfy the conditions to PCB’s obligations to close set forth herein (other than as a result of PCB’s failure to comply fully with its obligations under this Agreement), FNB agrees to reimburse PCB for PCB’s reasonable, documented, out-of-pocket expenses, including reasonable fees of attorneys, accountants and other professionals, incurred in connection this Agreement and the transactions contemplated hereby.

9.3 Brokers and Finders.

Except for the financial advisor referred to in Section 7.3(g) as to PCB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by PCB or by FNB, each of PCB and FNB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

9.4 Entire Agreement.

This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 6.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9.5 Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of FNB or PCB Common Stock, as the case may be, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of FNB or PCB Common Stock, as the case may be.

9.6 Waivers.

(a) Prior to or at the Effective Time, FNB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PCB, to waive or extend the time for the compliance or fulfillment by PCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FNB.

(b) Prior to or at the Effective Time, PCB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FNB, to waive or extend the time for the compliance or fulfillment by FNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PCB.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.7 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.8 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

PCB:	Panther Community Bank, N.A.
50 Joel Blvd.
Lehigh Acres, FL 33936
Facsimile Number: (419) 443-0674

Attention: Michael J. Kerschner, Chairman

Copy to Counsel:	Schottenstein, Zox & Dunn, Co., L.P.A.
250 West Street
Columbus, OH 43215
Facsimile Number: (614) 462-5135

Attention: Robert R. Ouellette

and

Meyer & Kerschner, Ltd.
106 East Market Street
P.O. Box 400
Tiffin, OH 44883
Facsimile Number: (419) 447-5150

Attention: Karl C. Kerschner

FNB:	First National Bank of the Gulf Coast (In Organization)
3560 Kraft Road
Naples, Florida 34105
Facsimile Number: (239) 325-3777

Attention: Gary L. Tice

Copy to Counsel:	Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street NE
Atlanta, Georgia 30309
Facsimile Number: (404) 685-7058

Attention: Robert C. Schwartz, Esq.

9.9 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Florida. The Parties all expressly agree and acknowledge that the State of Florida has a reasonable relationship to the Parties and/or this Agreement. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought only in a court of general jurisdiction in Collier County, Florida, (b) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

9.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.11 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

9.12 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this

Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

9.13 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.15 Survival.

None of the representations or warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. The comments and agreements in this Agreement shall survive after the date of this Agreement in accordance with their terms.

9.16 Waiver of Jury Trial.

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

[signatures appear on the following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST NATIONAL BANK OF THE GULF COAST (IN ORGANIZATION)

By:	/s/ Gary L. Tice
Name: [Gary L. Tice]
Title: [Chairman and Chief Executive Officer]

PANTHER COMMUNITY BANK, N.A.

By:	/s/ Michael J. Kerschner
Name: [Michael J. Kerschner]
Title: [Chairman]

EXHIBIT A

EXECUTIVE OFFICERS

Chairman & Chief Executive Officer	Gary L. Tice

President	Garrett S. Richter

President – Lehigh Acres	Karen R. Makowski

Senior Executive Vice President and Chief Credit Officer	C.C. Coghill

Senior Executive Vice President and Chief Administrative Officer	Robert T. Reichert

Executive Vice President and Chief Information Officer	Peter Setaro

Executive Vice President and Chief Lending Officer	Ronald Rucker

Senior Vice President and Treasurer	Phillip Nemni

Senior Vice President and Assistant Chief Credit Officer	Brenda Dolan

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.3 — Regulatory Approvals; No Defaults

None.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.7 — Absence of Undisclosed Liabilities

PCB has had material issues with the BancVue product. To date, vendor has agreed to waive the remainder of the set up fees and some of the monthly payments. PCB expects to be able to terminate the BancVue contract in June due to failure to perform.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.8 — Absence of Certain Changes or Events

None.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.9(a) — Tax Matters; No Extensions

Hacker, Johnson & Smith PA filed Form 7004 Application for Automatic 6-Month Extension of Time To File Certain Business Income Tax, Information, and Other Returns. The application was filed on behalf of PCB with the Internal Revenue Service for calendar year 2008 Form 1120 U.S. Corporation Income Tax Return, The extension was granted to September 15, 2009.

Panther Community Bank, NA.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.9(d) — Tax Matters; Material Elections

None.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.10 — Loans; Accounts; Notes and Other Receivables

None.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.12 — Assets

PCB has pledged $150,000 of FHLB Bond CUSIP 3133XT6L5 as collateral to secure Florida Qualified Public Deposits.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.13 — Intellectual Property

None.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.15 — Compliance with Laws

None.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.16 — Labor Relations

Employment agreements were executed on July 3, 2007 between PCB and Karen Makowski, Brenda Dolan, and Philip Nemni, each of which is not terminable at will by PCB without severance obligations. Ms. Makowski’s agreement was amended on September 12, 2007, and further amended on August 26, 2008.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.17(a) — Employee Benefit Plans; PCB Benefit Plans; PCB ER1SA Plans

PCB employee benefit plans: Medical Dental Life and AD&D Insurance Short Term Disability Insurance Long Term Disability Insurance 401(k) Plan Supplemental Insurance	Blue Cross Blue Shield of Florida Plan 3464 Principal Financial Group Principal Financial Group Principal Financial Group Principal Financial Group Paychex Retirement Services Aflac

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.17(i) — Employee Benefit Plans; Accelerations; Increases

Consummation of the merger qualifies as a “Change of Control” under the employment agreements between PCB and Karen Makowski (as amended, See Schedule 3.16), Brenda Dolan, and Philip Nemni, and therefore will permit both PCB and the specified executive to terminate the corresponding employment agreement. In the event of such termination by either PCB or the specified executive, Change of Control payments will be triggered.

Consummation of the merger will also accelerate the vesting of all options granted under the Officers’ and Employees’ Stock Option Plan and the Directors’ Stock Option Plan.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.18 — PCB Contracts

Employment agreements were executed on July 3, 2007 between PCB and Karen Makowski (as amended, See Schedule 3.16), Brenda Dolan, and Philip Nemni.

Core data processing contract between PCB and Fiserv, Inc. executed on October 16, 2007.

Loan application and loan documentation software contract between PCB and Harland Financial Solutions, Inc. executed on May 2, 2007.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 3.20 — Legal Proceedings

None.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 5.2(d) — Stock Restrictions

On April 20, 2009, the PCB Human Resources & Compensation Committee granted 16,000 options under the Officers’ and Employees’ Stock Option Plan. The action was ratified by the PCB Board of Directors later that day.

PCB intends to issue: (i) 16,000 stock options under the Directors’ Stock Option Plan to various Directors, and (ii) 5,900 stock options under the Officers’ and Employees’ Stock Option Plan to various officers and employees, prior to the Effective Time of the Merger.

Panther Community Bank, N.A.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 5.2(e) — Stock Splits; Substitutions

None.

Panther Community Bank, NA.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 5.2(g) — Severance/Termination Obligations and Payments

None.

Panther Community Bank, NA.

Disclosure Schedules to Agreement and Plan of Merger

Schedule 6.9 — Employment; Severance; Consulting and Other Compensation Contracts

Employment agreements were executed on July 3, 2007 between PCB and Karen Makowski as amended, (See Schedule 3.16), Brenda Dolan, and Philip Nemni.

First National Bank of the Gulf Coast (In Organization)

Schedule to Agreement and Plan of Merger

Schedule 4.1(e) Regulatory Approval; No Defaults

No items to report.

Schedule 4.4 Absence of Undisclosed Liabilities.

No items to report.

Schedule 4.5 Absence of Certain Changes or Events.

No items to report.

Schedule 4.6(a) Timeliness of Tax Return filings.

No items to report.

Schedule 4.6(d) Material Elections with respect to Taxes.

No items to report.

Schedule 4.7 Compliance with Laws

No items to report.

Schedule 4.8 Legal Proceedings.

No items to report.

Schedule 5.4(d) Negative Covenants of FNB: Issuance of Stock

FNB will continue to offer for issuance its common stock through the Effective Time of the merger. The total shares to be issued will not exceed the amount of shares disclosed in Section 4.1(b) of the Agreement.

Schedule 5.4(e) Negative Covenants of FNB: Adjust, Split, Combine or Reclassify any Capital Stock

No items to report.

Schedule 5.4(g) Negative Covenants of FNB: Contracts requiring Termination/Severance Payments

No items to report.

Schedule 6.9 Employment or other Compensation Contracts

No items to report.